Exhibit 99.1
FOR IMMEDIATE RELEASE
Plexus Announces Q1 Revenue of $458 Million and EPS of $0.58
Initiates Q2 Revenue Guidance of $440 — $460 Million
NEENAH, WI, January 23, 2008 — Plexus Corp. (Nasdaq: PLXS) today announced:
•	Q1 Fiscal 2008 Results: Revenue for the fiscal 1st quarter ended December 29, 2007 was $458 million with diluted GAAP EPS of $0.58, including $0.04 per share of stock-based compensation expense.

•	Q2 Fiscal 2008 Guidance: The Company established fiscal 2nd quarter revenue guidance of $440 to $460 million with EPS, excluding any restructuring charges, in the range of $0.46 to $0.51, including approximately $0.04 per share of stock-based compensation expense.
Dean Foate, President and CEO, commented, “Our return on invested capital (ROIC) for Q1 of 25.9% is a great way to start off fiscal 2008. Our Q1 revenue of $458 million was up 7.7% sequentially and in line with our expectations. We are establishing Q2 revenue guidance of $440 to $460 million. This implies that Q2 revenue will be relatively flat to Q1, but it is important to note that Q2 revenue includes a significant reduction of $28 million from a large un-named defense program versus the $56 million included in Q1. Excluding this defense program, revenue grew approximately 5% sequentially in Q1 and is expected to grow 3% to 8% sequentially in Q2. No additional production for this defense program is forecasted beyond Q2.”
“Looking ahead to revenue for fiscal 2008,” Foate continued, “we are cautiously optimistic that our customer forecasts and new business development efforts will support revenue growth in our target range of 15% to 18%, although we remain mindful of the potential impact of a turbulent global economy.”
Ginger Jones, Chief Financial Officer, added “Our gross margins for Q1 were 12.1%, consistent with our Q1 guidance. Because fiscal 2008 US income is expected to be higher than previously anticipated, we are now expecting our tax rate this year to be approximately 18% rather than the 15% rate used when we established our Q1 guidance last quarter. Consequently, our EPS in Q1 was $0.02 lower than we would have anticipated with revenue near the high-end of our guidance range. Q1 results include improved financial performance for our Mexico site, which was able to narrow operating losses to $395,000 in the first quarter through a combination of previously announced restructuring efforts and income of approximately $1 million from the shipment of previously written-down inventories.”
“Looking out at the rest of the year,” continued Jones, “due to the strength of our Defense/Security/Aerospace sector, we are expecting gross margins in Q2 to be better than our 20-10-5 model (20% ROIC, 10% gross margin, 5% operating margin). We expect financial results in
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the second half of the fiscal year to be more consistent with our 20-10-5 model. Additionally, we remain committed to our goal of exiting the fiscal year with our Mexico facility at a break-even run rate.”
Foate concluded, “Our strategic intent is to be the best EMS company in the world at serving customers with products in the mid- to low-volume, higher-mix segment of the market. Our global manufacturing operations and supply-chain solutions are uniquely engineered to provide service excellence to this segment of the EMS market. We believe that this high performance manufacturing capability, coupled with our industry leading engineering services capability, forms a powerful lowest total cost value proposition that will continue to deliver solid top line growth and generate a ROIC in excess of our weighted average cost of capital.”
Plexus provides non-GAAP supplemental information. These non-GAAP income statements for fiscal 2007 exclude transactions that are not expected to have an effect on future operations. Such transactions include restructuring costs, as well as the establishment or reduction of the valuation allowance for deferred tax assets. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures, including ROIC, are used for internal management assessments because such measures provide additional insight into ongoing financial performance. Please refer to the attached reconciliations of GAAP net income and EPS to the non-GAAP supplemental data.
MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s sales and marketing focus.

Market Sector	Q4 – F07			Q1 – F08
Wireline/Networking	$180	M	42%	$176	M	38%
Wireless Infrastructure	$36	M	8%	$42	M	9%
Medical	$87	M	21%	$94	M	21%
Industrial/Commercial	$62	M	15%	$67	M	15%
Defense/Security/Aerospace *	$61	M	14%	$79	M	17%
Total Revenue	$426	M		$458	M

*	The Defense / Security / Aerospace Sector includes revenue from a large, un-named defense program of $44 million in Q4 F07 and $56 million in Q1 F08.
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FISCAL Q1 HIGHLIGHTS
•	ROIC for the first quarter was 25.9%, which was influenced positively by a favorable mix of programs in the quarter. The Company defines quarterly ROIC as tax-effected operating income, excluding restructuring costs, divided by average capital employed over a rolling two quarter period. Capital employed is defined as equity plus debt, less cash and cash equivalents and short-term investments.

•	Cash flow provided by operations was approximately $16.6 million for the quarter.

•	Top 10 customers comprised 63% of revenue during the quarter, down 2 percentage points from the previous quarter.

•	Juniper Networks Inc., with 19% of revenue, and an un-named defense sector customer, with 12% of revenue, were the only customers representing 10% or more of revenue for the quarter.

•	Capital expenditures for the quarter were $13.6 million.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q4 – F07	Q1 – F08
Days in Accounts Receivable	49 Days	50 Days
Days in Inventory	68 Days	67 Days
Days in Accounts Payable	(58) Days	(56) Days
Annualized Cash Cycle	59 Days	61 Days
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Conference Call/Webcast and Replay Information

What:	Plexus Corp.’s Fiscal Q1 Earnings Conference Call

When:	Thursday, January 24th at 8:30 a.m. Eastern Time

Where:	888-693-3477 or 973-582-2710 with conference ID: 29303618 www.videonewswire.com/plxs/012408/ (requires Windows Media Player)

Replay:	The call will be archived until January 31, 2008 at noon Eastern Time
www.videonewswire.com/plxs/012408/ (requires Windows Media Player)
or via telephone replay at 800-642-1687 or 706-645-9291
PIN: 29303618
For further information, please contact:
Ginger Jones, VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com
About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, supply chain and materials management, manufacturing, test, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in mid- to low-volume, higher-mix customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and Asia.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” ”plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties, including, but not limited to: the economic performance of the electronics, technology and defense industries; the risk of customer delays, changes or cancellations in both ongoing and new programs; the poor visibility of future orders in the defense market sector and the uncertainty of defense appropriations and spending; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods, the Company’s ability to secure new customers and maintain its current customer base; the risks of concentration of work for certain customers; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including our expansions in Asia; the adequacy of restructuring and similar charges as compared to actual expenses; the degree of success and the costs of efforts to improve the financial performance of its Mexican operations; possible unexpected costs and operating disruption in transitioning programs; the costs and inherent uncertainties of pending litigation; the effect of general economic conditions and world events (such as increases in oil prices, terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.
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PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	December 29,	December 30,
	2007	2006
Net sales	$458,251	$380,835
Cost of sales	402,697	341,180

Gross profit	55,554	39,655

Operating expenses:
Selling & administrative expenses	23,626	20,346
Restructuring and impairment costs	—	513

	23,626	20,859

Operating income	31,928	18,796

Other income (expense):
Interest expense	(735)	(925)
Interest income	2,548	2,310
Miscellaneous expense	(467)	(549)

Income before income taxes	33,274	19,632

Income tax expense	5,989	4,515

Net income	$27,285	$15,117

Earnings per share:
Basic	$0.59	$0.33

Diluted	$0.58	$0.32

Weighted average shares outstanding:
Basic	46,448	46,242

Diluted	47,053	46,779

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	December 29,	December 30,
	2007	2006
Net income – GAAP	$27,285	$15,117

Add income tax expense	5,989	4,515

Income before income taxes– GAAP	33,274	19,632

Add: Restructuring and impairment costs*	—	513

Income before income taxes and excluding restructuring and impairment costs – Non-GAAP	33,274	20,145

Income tax expense – Non-GAAP	5,989	4,633

Net income – Non-GAAP	$27,285	$15,512

Earnings per share – Non-GAAP:
Basic	$0.59	$0.34

Diluted	$0.58	$0.33

Weighted average shares outstanding:
Basic	46,448	46,242

Diluted	47,053	46,779

Summary of restructuring and impairment costs*

Restructuring and impairment costs:
Severance and retention costs	$—	$513

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PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	December 29,	September 29,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$158,547	$154,109
Short-term investments	54,500	55,000
Accounts receivable	249,064	230,826
Inventories	295,537	275,854
Deferred income taxes	12,217	12,932
Prepaid expenses and other	6,974	5,434

Total current assets	776,839	734,155

Property, plant and equipment, net	163,616	159,517
Goodwill, net	7,881	8,062
Deferred income taxes	2,323	2,310
Other	12,631	12,472

Total assets	$963,290	$916,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$1,815	$1,720
Accounts payable	245,150	237,034
Customer deposits	14,386	10,381
Accrued liabilities:
Salaries and wages	30,371	23,149
Other	27,463	34,755

Total current liabilities	319,185	307,039

Capital lease obligations, net of current portion	24,681	25,082
Other liabilities	13,863	9,372
Deferred income taxes	769	1,758

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 46,479 and 46,402 shares issued and outstanding, respectively	465	464
Additional paid-in-capital	340,457	336,603
Retained earnings	251,871	224,586
Accumulated other comprehensive income	11,999	11,612

Total shareholders’ equity	604,792	573,265

Total liabilities and shareholders’ equity	$963,290	$916,516

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